Exhibit 99.1
Sterling Financial Corporation of Spokane, Wash., Reports First Quarter 2013 Earnings and Increase of Quarterly Cash Dividend

SPOKANE, Wash. — (BUSINESS WIRE) — April 24, 2013 — Sterling Financial Corporation (NASDAQ:STSA) ("Sterling") today announced its operating results for the quarter ended March 31, 2013. For the quarter, Sterling recorded net income of $22.7 million, or $0.36 per diluted common share, compared to $20.9 million, or $0.33 per diluted common share, for the quarter ended December 31, 2012, and $13.3 million, or $0.21 per diluted common share, for the quarter ended March 31, 2012. The results for the first quarter of 2013 include income tax expense of $9.9 million, compared to an income tax benefit of $3.2 million for the prior quarter. No income tax expense or benefit was recognized in the first quarter of 2012.

Following are selected financial highlights for the first quarter of 2013:

•	Annualized organic loan growth of 8 percent.

•	Net interest margin (tax equivalent) was 3.69 percent, 20 basis points higher than the prior quarter.

•	Deposit costs were 39 basis points, 7 basis points lower than the prior quarter.

•	Completed the acquisition of La Mesa, California-based Borrego Springs Bank and recognized a bargain purchase gain of $7.5 million.

•	Tier 1 leverage ratio was 12.8 percent, compared to 12.1 percent at December 31, 2012.

•	Increased cash dividend by 33%, to $0.20 per share.

"The financial results for the first quarter featured strong performance against all of our key operating objectives," said Greg Seibly, Sterling's president and chief executive officer. "We had strong organic loan growth, our net interest margin expanded, we reduced operating expenses, and we improved asset quality. These positive contributions to the first quarter results were partially offset by a decrease in mortgage banking operations. Consistent with our capital management objectives, we increased our quarterly cash dividend by 33 percent."

Operating Results
Net Interest Income
Sterling reported net interest income of $76.9 million for the quarter ended March 31, 2013, compared to $76.1 million for the prior quarter and $74.4 million for the quarter ended March 31, 2012. The increase from the prior quarter was primarily a result of the balance sheet restructuring completed during the prior quarter, including the prepayment of $250.0 million of higher costing repurchase agreements. The net interest margin (tax equivalent) for the first quarter of 2013 was 3.69 percent, an increase of 20 basis points from the prior quarter, of which approximately 17 basis points was attributable to the balance sheet restructuring completed during the prior quarter.

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
	(in thousands)
Net interest income	$76,894	$76,107	$74,353
Net interest margin (tax equivalent)	3.69%	3.49%	3.38%
Loan yield	4.81%	4.96%	5.27%

Funding costs:
Cost of deposits	0.39%	0.46%	0.67%
Total funding liabilities	0.72%	0.90%	1.15%

Total interest income was $90.8 million for the first quarter of 2013, compared to $94.3 million for the prior quarter, and $98.0 million for the same period a year ago. The yield on earning assets remained flat from the prior quarter at 4.32 percent, down from 4.42 percent for the first quarter of 2012.

Interest income on loans decreased by $1.8 million from the prior quarter as a result of lower loan yields on commercial and consumer loans, reflecting the low interest rate environment. Additionally, interest income was impacted by a reduction in interest income on MBS, which declined by $1.5 million compared to the prior quarter, and by $8.0 million from the same period in 2012, primarily due to lower average balances. For the first quarter of 2013, average MBS balances were down $372.2 million, or 23 percent, from the prior quarter, and down $1.0 billion, or 45 percent, from the first quarter of 2012.

Total interest expense was $13.9 million for the first quarter of 2013, compared to $18.1 million for the prior quarter, and $23.6 million for the first quarter of 2012. For the first quarter of 2013, interest expense on borrowings was $7.6 million, down from $10.5 million for the prior quarter, and $12.5 million for the first quarter of 2012. Additionally, deposit interest expense was $6.3 million for the first quarter of 2013, a reduction of $1.4 million, or 18 percent, from the prior quarter, and down $4.8 million, or 43 percent, from the same period last year, reflecting the improved deposit mix.

Noninterest Income
Noninterest income includes fees and service charges income, income from mortgage banking operations, and other items such as gains on sales of securities. During the first quarter of 2013, noninterest income was $37.6 million, compared to $31.2 million for the prior quarter and $31.6 million for the first quarter of 2012.

For the quarter ended March 31, 2013, fees and service charges income contributed $14.1 million to noninterest income, compared to $14.2 million for the prior quarter and $12.7 million for the first quarter of 2012. The increase in fees and service charges income compared to the year ago period was primarily attributable to increased activity related to the business acquired from First Independent Bank, which was completed on February 29, 2012.

Income from mortgage banking operations for the first quarter of 2013 was $13.8 million, compared to $27.6 million for the prior quarter and $18.5 million for the first quarter of 2012. The decrease from the prior period is attributable to lower margins and reduced activity associated with residential mortgage banking. The margin on residential loan sales, which includes fair value adjustments, was 1.63 percent for the first quarter of 2013, down from 3.60 percent for the prior quarter due to lower pricing. The margin on residential loan sales for the first quarter of 2013 was also adversely impacted by actual loan sale execution margins being lower than the associated recorded fair values for both residential loans held for sale and interest rate lock commitments at December 31, 2012. Although Sterling hedges both its residential loans held for sale and interest rate lock commitments for valuation exposure due to changes in market interest rates, any value in excess of normal market margins is not hedged.

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
	(in thousands)
Residential loan sales	$787,377	$779,289	$567,100
Change in warehouse and interest rate locks	(136,948)	(44,931)	95,010
Total mortgage banking loan activity	$650,429	$734,358	$662,110

Margin on residential loan sales	1.63%	3.60%	2.34%

Included in income from mortgage banking operations was a $2.8 million reversal of the valuation allowance on mortgage servicing rights. Similar reversals of $754,000 and $2.2 million were recorded in the prior quarter and in the first quarter of 2012, respectively.

For the first quarter of 2013, Sterling had no sales of securities, compared to gains on sales of securities of $11.2 million for the prior quarter and $142,000 for the first quarter of 2012. Also, as previously reported, for the prior quarter Sterling recognized a charge on prepayment of debt of $32.7 million; there were no similar charges in the first quarters of 2013 or 2012.

For the first quarter of 2013, other noninterest income included a bargain purchase gain of $7.5 million in connection with the acquisition of Borrego Springs Bank, which reflects the fair value of the net acquired assets exceeding the purchase price. For the prior quarter, other noninterest income included a net gain of $8.4 million resulting from the divestiture of Sterling's Montana operations. For the first quarter of 2012, other noninterest income included $1.3 million of charges associated with branch consolidations.

Noninterest Expense
Noninterest expense was $81.9 million for the first quarter of 2013, compared to $89.6 million for the prior quarter and $88.6 million for the first quarter of 2012. The decreases were primarily a result of decreased employee compensation and benefits, which were down $7.1 million, or 14 percent, from the prior quarter, and down $4.9 million, or 10 percent, from the same period a year ago.

For the first quarter of 2013, other noninterest expense included a $1.5 million charge in connection with a tentative settlement of a wage and hour class action lawsuit, and the prior quarter included a $2.0 million charge in connection with a tentative settlement related to an ERISA class action lawsuit. Additionally, other noninterest expense included merger and acquisition expenses of $1.0 million for the first quarter of 2013, $2.0 million for the prior quarter, and $6.1 million for the first quarter of 2012.

Income Taxes
During the quarter ended March 31, 2013, Sterling recognized income tax expense of $9.9 million, representing an effective tax rate of 30 percent. In the prior period, Sterling recorded an income tax benefit of $3.2 million, which represented the release of the remaining portion of Sterling's deferred tax asset valuation allowance. As of March 31, 2013, the net deferred tax asset was $288.8 million, including $267.9 million of net operating loss and tax credit carryforwards.

With regard to the deferred tax asset, the benefits of Sterling's accumulated tax losses would be reduced in the event of an "ownership change," as determined under Section 382 of the Internal Revenue Code. During 2010, in order to preserve the benefits of these tax losses, Sterling's shareholders approved a protective amendment to Sterling's restated articles of incorporation and Sterling's board of directors adopted a tax preservation rights plan, both of which restrict certain stock transfers that would result in an investor acquiring more than 4.95 percent of Sterling's total outstanding common stock.

Balance Sheet
On February 28, 2013, Sterling completed the acquisition of American Heritage Holdings, the parent company of Borrego Springs Bank, NA, which added $103.7 million in gross loans and $117.7 million of deposits.

Total loan balances were $6.48 billion at March 31, 2013, compared to $6.25 billion at the end of the prior quarter, and $6.01 billion at March 31, 2012. During the first quarter of 2013, Sterling originated $512.2 million of new portfolio loans (which exclude residential loans held for sale), compared to $561.7 million for the prior quarter and $347.5 million for the first quarter of 2012. Excluding the loans acquired in the Borrego Springs Bank transaction, during the quarter, loans expanded at an annualized rate of 8 percent. Multifamily loan originations remained strong and represented 36 percent of portfolio loan originations for the first quarter of 2013. Commercial loan originations, which include C&I and owner occupied CRE loans, were $143.6 million for the first quarter of 2013, compared to $136.8 million for the prior quarter, and $82.3 million for the same period a year ago.

Investments and mortgage-backed securities available for sale were $1.47 billion at March 31, 2013, compared to $1.51 billion at the end of the prior quarter, and $2.46 billion for the same period last year. The decrease from a year ago reflects the sale of securities to fund reductions in repurchase agreements and higher costing term deposits, as well as loan growth and branch divestiture activity.

At March 31, 2013, total deposits were $6.60 billion, compared to $6.44 billion at the end of the prior quarter, and $6.95 billion at March 31, 2012. The increase from the prior quarter was primarily a result of deposits acquired in the Borrego Springs Bank transaction. The decrease from a year ago was a result of expected runoff in retail time deposits, brokered time deposits, and public deposits, which were reduced by $404.6 million, $151.3 million, and $132.1 million, respectively. These decreases were partially offset by growth in transaction deposits, which expanded by $292.4 million, or 13 percent.

The deposit composition is set forth in the following table:

				Annual % Change
	March 31, 2013	December 31, 2012	March 31, 2012
	(in thousands)
Deposits:
Retail:
Transaction	$2,466,361	$2,434,778	$2,174,007	13%
Savings and MMDA	2,262,774	2,129,722	2,219,160	2%
Time deposits	1,485,029	1,529,566	1,889,654	(21)%
Total retail	6,214,164	6,094,066	6,282,821	(1)%
Public	169,961	174,161	302,058	(44)%
Brokered	213,713	167,890	364,989	(41)%
Total deposits	$6,597,838	$6,436,117	$6,949,868	(5)%
Gross loans to deposits	98%	97%	87%

Credit Quality
During the first quarter of 2013, Sterling recognized net charge-offs of $4.7 million, compared to net recoveries of $566,000 for the prior quarter and net charge-offs of $20.2 million for the same period a year ago. Sterling did not record a provision for credit losses for the first quarter of 2013 or the prior quarter, compared to a provision of $4.0 million for the first quarter of 2012. The allowance for loan losses at March 31, 2013 was $149.7 million, or 2.31 percent of total loans, compared to $154.3 million, or 2.47 percent of total loans, at December 31, 2012, and $161.3 million, or 2.68 percent of total loans, at March 31, 2012.

At March 31, 2013, nonperforming assets were $212.2 million, or 2.29 percent of total assets, compared to $210.4 million, or 2.28 percent of total assets, at December 31, 2012, and $350.1 million, or 3.68 percent of total assets, at March 31, 2012. The increase from the prior quarter reflects nonperforming assets acquired from Borrego Springs Bank, of which a substantial portion is guaranteed by government sponsored programs.

At March 31, 2013, OREO was $29.1 million, compared to $25.0 million at December 31, 2012, and $70.4 million at March 31, 2012. The increase from the prior quarter reflects $4.1 million of acquired properties from Borrego Springs Bank.

Cash Dividend Declaration
Sterling's board of directors has approved a quarterly cash dividend of $0.20 per common share. The dividend is payable on May 20, 2013 to shareholders of record as of May 6, 2013.

First Quarter 2013 Earnings Conference Call
Sterling plans to host a conference call April 25, 2013 at 8:00 a.m. PDT to discuss the company's financial results. An audio webcast of the conference call can be accessed at Sterling's website (www.sterlingfinancialcorporation.com). To access this audio presentation call, click on the audio webcast icon. Additionally, the conference call may be accessed by telephone. To participate in the conference call, domestic callers should dial 517-308-9210 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call. A webcast replay of the conference call will be available on Sterling's website approximately one hour following the conclusion of the call. The webcast replay will be offered through May 23, 2013.

Sterling Financial Corporation
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts, unaudited)	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012
ASSETS:
Cash and due from banks	$297,210	$331,550	$368,948
Investments and mortgage-backed securities ("MBS") available for sale	1,471,563	1,513,157	2,459,880
Investments held to maturity	195	206	1,736
Loans held for sale	295,505	465,983	234,933
Loans receivable, net	6,334,560	6,101,749	5,853,558
Other real estate owned, net ("OREO")	29,056	25,042	70,383
Office properties and equipment, net	96,594	93,850	86,362
Bank owned life insurance ("BOLI")	185,953	179,828	176,345
Goodwill	22,577	22,577	21,730
Other intangible assets, net	17,866	19,072	24,447
Deferred tax asset, net	288,764	292,082	0
Other assets	216,593	191,814	203,959
Total assets	$9,256,436	$9,236,910	$9,502,281
LIABILITIES:
Deposits	$6,597,838	$6,436,117	$6,949,868
Advances from Federal Home Loan Bank	541,259	605,330	205,540
Securities sold under repurchase agreements	531,066	586,867	1,065,795
Other borrowings	245,295	245,294	245,291
Accrued expenses and other liabilities	103,973	145,379	138,174
Total liabilities	8,019,431	8,018,987	8,604,668
SHAREHOLDERS' EQUITY:
Preferred stock	0	0	0
Common stock	1,969,070	1,968,025	1,965,542
Accumulated other comprehensive income	56,076	60,712	65,571
Accumulated deficit	(788,141)	(810,814)	(1,133,500)
Total shareholders' equity	1,237,005	1,217,923	897,613
Total liabilities and shareholders' equity	$9,256,436	$9,236,910	$9,502,281
Book value per common share	$19.86	$19.58	$14.46
Tangible book value per common share	$19.21	$18.91	$13.71
Shareholders' equity to total assets	13.4%	13.2%	9.4%
Tangible common equity to tangible assets (1)	13.0%	12.8%	9.0%
Common shares outstanding at end of period	62,275,581	62,207,529	62,094,447
Common stock warrants outstanding	2,749,044	2,749,044	2,722,541

(1) Common shareholders' equity less goodwill and other intangible assets, divided by assets, less goodwill and other intangible assets.

Sterling Financial Corporation
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands, except per share amounts, unaudited)	Three Months Ended
	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012
INTEREST INCOME:
Loans	$81,187	$83,026	$79,841
Mortgage-backed securities	7,297	8,810	15,335
Investments and cash	2,273	2,418	2,789
Total interest income	90,757	94,254	97,965
INTEREST EXPENSE:
Deposits	6,307	7,693	11,102
Borrowings	7,556	10,454	12,510
Total interest expense	13,863	18,147	23,612
Net interest income	76,894	76,107	74,353
Provision for credit losses	0	0	4,000
Net interest income after provision	76,894	76,107	70,353
NONINTEREST INCOME:
Fees and service charges	14,130	14,227	12,740
Mortgage banking operations	13,794	28,157	18,544
BOLI	1,557	1,450	1,746
Gains on sales of securities	0	11,243	142
Charge on prepayment of debt	0	(32,678)	0
Gains (losses) on other loan sales	25	485	600
Other	8,060	8,343	(2,185)
Total noninterest income	37,566	31,227	31,587
NONINTEREST EXPENSE:
Employee compensation and benefits	42,436	49,523	47,381
OREO	2,030	2,492	1,992
Occupancy and equipment	9,859	10,677	10,287
Depreciation	2,934	2,936	2,913
Amortization of other intangible assets	1,659	1,792	1,405
Other	23,011	22,169	24,671
Total noninterest expense	81,929	89,589	88,649
Income before income taxes	32,531	17,745	13,291
Income tax (provision) benefit	(9,853)	3,201	0
Net income	$22,678	$20,946	$13,291
Earnings per common share - basic	$0.36	$0.34	$0.21
Earnings per common share - diluted	$0.36	$0.33	$0.21
Dividends declared per share	$0.00	$0.65	$0.00
Average common shares outstanding - basic	62,242,183	62,159,683	62,078,404
Average common shares outstanding - diluted	63,004,784	62,867,030	62,682,987

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Three Months Ended
	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012
LOAN ORIGINATIONS AND PURCHASES:
Loan originations:
Residential real estate:
For sale	$632,905	$903,916	$576,876
Permanent	97,314	75,101	28,728
Total residential real estate	730,219	979,017	605,604
Commercial real estate ("CRE"):
Investor CRE	14,442	26,451	6,456
Multifamily	185,914	261,254	172,710
Construction	1,730	6,487	823
Total commercial real estate	202,086	294,192	179,989
Commercial:
Owner occupied CRE	60,477	46,578	28,355
Commercial & Industrial ("C&I")	83,097	90,265	53,986
Total commercial	143,574	136,843	82,341
Consumer	69,227	55,578	56,455
Total loan originations	1,145,106	1,465,630	924,389
Total portfolio loan originations (excludes residential real estate for sale)	512,201	561,714	347,513
Loan purchases:
Residential real estate	177	328	37,028
Commercial real estate:
Investor CRE	1,849	2,345	0
Multifamily	221	249	140
Total commercial real estate	2,070	2,594	140
Commercial:
Owner occupied CRE	1,071	5,038	0
C&I	0	0	0
Total commercial	1,071	5,038	0
Consumer	0	19,313	0
Total loan purchases	3,318	27,273	37,168
Total loan originations and purchases	$1,148,424	$1,492,903	$961,557
PERFORMANCE RATIOS:
Return on assets	1.00%	0.88%	0.58%
Return on common equity	7.5%	6.7%	6.0%
Efficiency ratio(1)	72.5%	70.1%	79.7%
Noninterest expense to assets	3.61%	3.77%	3.84%
Average assets	$9,191,962	$9,447,551	$9,282,531
Average common equity	$1,226,911	$1,252,222	$894,329

(1) The efficiency ratio is noninterest expense, excluding OREO and amortization of other intangible assets, divided by net interest income (tax equivalent) plus noninterest income, excluding gains on sales of securities, charge on prepayment of debt, net gain on MT branch divestiture and bargain purchase gain.

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012
INVESTMENT PORTFOLIO DETAIL:
Available for sale:
MBS	$1,268,330	$1,308,838	$2,233,175
Municipal bonds	203,063	204,306	206,743
Other	170	13	19,962
Total	$1,471,563	$1,513,157	$2,459,880
Held to maturity:
Tax credits	$195	$206	$1,736
Total	$195	$206	$1,736
LOAN PORTFOLIO DETAIL:
Residential real estate	$857,864	$806,722	$738,739
Commercial real estate:
Investor CRE	1,163,821	1,219,847	1,421,085
Multifamily	1,725,403	1,580,289	1,149,498
Construction	71,213	74,665	166,607
Total commercial real estate	2,960,437	2,874,801	2,737,190
Commercial:
Owner occupied CRE	1,372,949	1,276,591	1,326,218
C&I	533,955	540,499	495,225
Total commercial	1,906,904	1,817,090	1,821,443
Consumer	752,292	754,621	715,971
Gross loans receivable	6,477,497	6,253,234	6,013,343
Deferred loan fees, net	6,736	2,860	1,488
Allowance for loan losses	(149,673)	(154,345)	(161,273)
Net loans receivable	$6,334,560	$6,101,749	$5,853,558
DEPOSITS DETAIL:
Noninterest bearing transaction	$1,705,835	$1,702,740	$1,513,616
Interest bearing transaction	760,526	732,038	660,391
Savings and MMDA	2,391,062	2,262,369	2,312,494
Time deposits	1,740,415	1,738,970	2,463,367
Total deposits	$6,597,838	$6,436,117	$6,949,868
Number of transaction accounts (whole numbers):
Noninterest bearing transaction accounts	178,642	187,628	185,362
Interest bearing transaction accounts	51,854	47,859	55,298
Total transaction accounts	230,496	235,487	240,660

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012
ALLOWANCE FOR CREDIT LOSSES:
Allowance - loans, beginning of quarter	$154,345	$154,279	$177,458
Provision	0	(500)	4,000
Charge-offs:
Residential real estate	(1,019)	(1,218)	(2,187)
Commercial real estate:
Investor CRE	(2,730)	(942)	(4,992)
Multifamily	(36)	(357)	(318)
Construction	(157)	(189)	(6,208)
Total commercial real estate	(2,923)	(1,488)	(11,518)
Commercial:
Owner occupied CRE	(1,505)	(1,678)	(7,692)
C&I	(83)	(130)	(1,841)
Total commercial	(1,588)	(1,808)	(9,533)
Consumer	(1,644)	(3,167)	(2,452)
Total charge-offs	(7,174)	(7,681)	(25,690)
Recoveries:
Residential real estate	180	53	212
Commercial real estate:
Investor CRE	10	104	81
Multifamily	95	262	1
Construction	950	4,144	3,152
Total commercial real estate	1,055	4,510	3,234
Commercial:
Owner occupied CRE	157	1,248	1,193
C&I	763	2,172	319
Total commercial	920	3,420	1,512
Consumer	347	264	547
Total recoveries	2,502	8,247	5,505
Net (charge-offs) recoveries	(4,672)	566	(20,185)
Allowance - loans, end of quarter	149,673	154,345	161,273
Reserve for unfunded commitments, beginning of quarter	8,002	7,771	10,029
Provision	0	500	0
Charge-offs	(12)	(269)	(1)
Reserve for unfunded commitments, end of quarter	7,990	8,002	10,028
Total credit allowance	$157,663	$162,347	$171,301
Net charge-offs to average loans (annualized)	0.28%	(0.03)%	1.33%
Loan loss allowance to loans	2.31%	2.47%	2.68%
Total credit allowance to loans	2.43%	2.60%	2.85%
Loan loss allowance to nonperforming loans	82%	83%	58%
Total credit allowance to nonperforming loans	86%	88%	61%

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012
ASSET QUALITY:
Past 90 days due and accruing	$0	$0	$0
Nonaccrual loans	113,647	121,113	187,202
Restructured loans	69,484	64,216	92,500
Total nonperforming loans	183,131	185,329	279,702
OREO	29,056	25,042	70,383
Total nonperforming assets	212,187	210,371	350,085
Specific reserve on nonperforming loans	(9,726)	(8,463)	(13,354)
Net nonperforming assets	$202,461	$201,908	$336,731
Guaranteed portion of nonperforming loans	$20,840	$10,702	$13,544
Nonperforming loans to loans	2.83%	2.96%	4.65%
Nonperforming assets to assets	2.29%	2.28%	3.68%
Loan delinquency ratio (60 days and over)	1.61%	1.64%	3.25%
Classified assets	$214,802	$221,832	$410,568
Classified assets to assets	2.32%	2.40%	4.32%
Nonperforming assets by collateral type:
Residential real estate	$44,954	$45,929	$54,041
Commercial real estate:
Investor CRE	49,138	52,368	55,238
Multifamily	5,244	8,148	7,216
Construction	31,867	33,945	130,564
Total commercial real estate	86,249	94,461	193,018
Commercial:
Owner occupied CRE	69,165	58,292	81,746
C&I	5,289	3,985	14,937
Total commercial	74,454	62,277	96,683
Consumer	6,530	7,704	6,343
Total nonperforming assets	$212,187	$210,371	$350,085
REGULATORY CAPITAL RATIOS:
Sterling Financial Corporation
Tier 1 leverage ratio	12.8%	12.1%	11.1%
Tier 1 risk-based capital ratio	17.8%	17.5%	16.1%
Total risk-based capital ratio	19.0%	18.7%	17.4%
Tier 1 common capital ratio	14.1%	13.6%	12.4%
Sterling Bank:
Tier 1 leverage ratio	12.6%	12.0%	10.9%
Tier 1 risk-based capital ratio	17.5%	17.2%	15.7%
Total risk-based capital ratio	18.8%	18.5%	17.0%
OTHER:
FTE employees at end of period (whole numbers)	2,487	2,532	2,493

Sterling Financial Corporation
AVERAGE BALANCE AND RATE

(in thousands, unaudited)	Three Months Ended
	Mar 31, 2013			Dec 31, 2012			Mar 31, 2012
	Average Balance	Interest Income/ Expense	Yields/Rates	Average Balance	Interest Income/ Expense	Yields/Rates	Average Balance	Interest Income/ Expense	Yields/Rates
ASSETS:
Loans:
Mortgage	$4,134,204	$47,999	4.65%	$4,062,917	$47,241	4.65%	$3,544,106	$44,083	4.98%
Commercial and consumer	2,667,145	33,304	5.06%	2,624,167	35,904	5.44%	2,540,330	35,857	5.68%
Total loans	6,801,349	81,303	4.81%	6,687,084	83,145	4.96%	6,084,436	79,940	5.27%
MBS	1,221,283	7,297	2.39%	1,593,455	8,810	2.21%	2,225,040	15,335	2.76%
Investments and cash	433,022	3,151	2.95%	421,600	3,337	3.15%	582,753	3,819	2.64%
FHLB stock	97,484	0	0.00%	98,131	0	0.00%	99,057	0	0.00%
Total interest earning assets	8,553,138	91,751	4.32%	8,800,270	95,292	4.32%	8,991,286	99,094	4.42%
Noninterest earning assets	638,824			647,281			291,245
Total average assets	$9,191,962			$9,447,551			$9,282,531
LIABILITIES and EQUITY:
Deposits:
Interest bearing transaction	$727,102	67	0.04%	$717,169	63	0.04%	$559,643	104	0.07%
Savings and MMDA	2,341,096	758	0.13%	2,291,062	812	0.14%	2,185,621	1,191	0.22%
Time deposits	1,718,381	5,482	1.29%	1,897,528	6,818	1.43%	2,562,754	9,807	1.54%
Total interest bearing deposits	4,786,579	6,307	0.53%	4,905,759	7,693	0.62%	5,308,018	11,102	0.84%
Borrowings	1,359,836	7,556	2.25%	1,412,411	10,454	2.94%	1,625,916	12,510	3.09%
Total interest bearing liabilities	6,146,415	13,863	0.91%	6,318,170	18,147	1.14%	6,933,934	23,612	1.37%
Noninterest bearing transaction	1,697,314	0	0.00%	1,742,565	0	0.00%	1,326,770	0	0.00%
Total funding liabilities	7,843,729	13,863	0.72%	8,060,735	18,147	0.90%	8,260,704	23,612	1.15%
Other noninterest bearing liabilities	121,322			134,594			127,498
Total average liabilities	7,965,051			8,195,329			8,388,202
Total average equity	1,226,911			1,252,222			894,329
Total average liabilities and equity	$9,191,962			$9,447,551			$9,282,531
Net interest income and spread (tax equivalent)		$77,888	3.41%		$77,145	3.18%		$75,482	3.05%
Net interest margin (tax equivalent)			3.69%			3.49%			3.38%

Deposits:
Total interest bearing deposits	$4,786,579	$6,307	0.53%	$4,905,759	$7,693	0.62%	$5,308,018	$11,102	0.84%
Noninterest bearing transaction	1,697,314	0	0.00%	1,742,565	0	0.00%	1,326,770	0	0.00%
Total deposits	$6,483,893	$6,307	0.39%	$6,648,324	$7,693	0.46%	$6,634,788	$11,102	0.67%

About Sterling Financial Corporation

Sterling Financial Corporation (NASDAQ:STSA) of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a Washington state chartered and federally insured commercial bank.  Sterling Savings Bank does business as Sterling Bank and, in California, as Sonoma Bank and Borrego Springs Bank.  Sterling offers banking products and services, mortgage lending, and trust and investment products to individuals, small businesses, corporations and other commercial organizations. As of March 31, 2013, Sterling had assets of $9.26 billion and operated depository branches in Washington, Oregon, Idaho and California. Visit Sterling's website at www.sterlingfinancialcorporation.com.

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about Sterling's plans, objectives, expectations, strategies and intentions and other statements contained in this release that are not historical facts and pertain to Sterling's future operating results and capital position, including Sterling's ability to reduce future loan losses, improve its deposit mix, execute its asset resolution initiatives, execute its lending initiatives, contain costs and potential liabilities, realize operating efficiencies, execute its business strategy, make dividend payments, compete in the marketplace and provide increased customer support and service. When used in this release, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling's control. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling's loan portfolios; shifts in market interest rates that may result in lower interest rate margins; shifts in the demand for Sterling's loan and other products; changes in the monetary and fiscal policies of the federal government; changes in laws, regulations and the competitive environment; lower-than-expected revenue or cost savings or other issues in connection with mergers and acquisitions; and exposure to material litigation. Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Sterling's Annual Report on Form 10-K, as updated periodically in Sterling's filings with the Securities and Exchange Commission. Unless legally required, Sterling disclaims any obligation to update any forward-looking statements.

CONTACT:
Sterling Financial Corporation

Media contact:
Cara Coon, 509-626-5348
cara.coon@bankwithsterling.com
or
Investor contact:
Patrick Rusnak, 509-227-0961
pat.rusnak@bankwithsterling.com